UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 28, 2014

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4401 Great America Parkway

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Non-cash adjustment to legal settlement expense

On Wednesday, May 28, 2014, Palo Alto Networks, Inc. (the “Company”) issued a press release reporting its fiscal third quarter financial results and announcing its settlement of litigation with Juniper Networks, Inc. (“Juniper Networks”). As reported in the Company’s press release and disclosed in the Settlement, Release and Cross-License Agreement, the terms of the settlement of litigation with Juniper Networks, which have not changed in any respect, provide that the Company will pay Juniper Networks a one-time settlement amount of approximately $175 million, consisting of $75 million in cash, 1,080,747 shares (approximately $70 million) of common stock and a warrant to purchase 463,177 shares (approximately $30 million) of common stock.

In the press release, the Company reported legal settlement expenses of $113.7 million. However, the Company is required to measure the consideration associated with the equity component of the settlement at its fair value on the date of settlement using the closing price of the Company’s common stock on Tuesday, May 27, 2014. The effect of the fair value measurement is a non-cash increase of $7.5 million to legal settlement expense in the Company’s GAAP financial results. This non-cash adjustment does not impact the Company’s non-GAAP financial results. There have been no changes to the cash, the number of shares of common stock, or the number of shares of common stock underlying the warrant that the Company has agreed to pay to Juniper Networks pursuant to the settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Mark D. McLaughlin
Mark D. McLaughlin President and Chief Executive Officer

Date: May 30, 2014